Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680 jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
ENVIRONMENTAL PROTECTION AGENCY COMPLETES
ENHANCED REVIEW OF HOBET 45 PERMIT
     ST. LOUIS, January 5 – Patriot Coal Corporation (NYSE: PCX) today announced its understanding that the U.S. Environmental Protection Agency has advised the U.S. Army Corps of Engineers that its concerns regarding the Hobet 45 permit have been addressed. The Corps of Engineers is now in a position to finalize its evaluation process.
     “We are encouraged that, through a constructive process of engagement and discussion, we have reached agreement with EPA on a mine plan that minimizes impact to the environment,” said Patriot Chief Executive Officer Richard M. Whiting. “In light of the importance of the Hobet 45 permit to our operations and our employees, we are hopeful that we can begin work in the permit area in the very near future.”
     The Hobet surface mine is part of the Company’s Corridor G mining complex in southern West Virginia. At full production capability, the complex produces nearly four million tons of thermal coal annually.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
# # # # #